Exhibit 10.16
BLACKBOARD INC.
Restricted Stock Agreement

Name of Participant:

Number of shares of restricted common stock awarded:

Grant Date:

Vesting Date:

     Blackboard Inc. (the “Company”) has selected you to receive the restricted stock award described above, which is subject to the provisions of the Company’s 2004 Stock Incentive Plan (the “Plan”) and the terms and conditions contained in this Restricted Stock Agreement. Please confirm your acceptance of this restricted stock award and of the terms and conditions of this Agreement by signing a copy of this Agreement where indicated below.

Blackboard Inc.

By:
Name:
Title:

Accepted and Agreed:

[Name of Participant]

BLACKBOARD INC.
Restricted Stock Agreement
Granted Under 2004 Stock Incentive Plan
     The terms and conditions of the award of shares of restricted common stock of the Company (the “Restricted Shares”) made to the Participant, as set forth on the cover page of this Agreement, are as follows:
     1. Issuance of Restricted Shares.
          (a) The Restricted Shares are issued to the Participant, effective as of the Grant Date (as set forth on the cover page of this Agreement), in consideration of employment, director or other services rendered and to be rendered by the Participant to the Company.
          (b) As promptly as practicable following the Grant Date, the Company shall cause the issuance by certificates or other form in favor of the Participant for the Restricted Shares. If certificates, such certificate(s) shall initially be held on behalf of the Participant by the Secretary of the Company or his/her designee. Following the vesting of any Restricted Shares pursuant to Section 2 below, the Secretary shall, if requested by the Participant, deliver to the Participant a certificate representing the vested Restricted Shares or issue such Restricted Shares in any other manner designated by the plan administrator.
     2. Vesting.
          (a) Vesting Schedule. Unless otherwise provided in this Agreement or the Plan, the Restricted Shares shall vest in accordance with the following vesting schedule:
          [Insert vesting schedule]
Any fractional number of Restricted Shares resulting from the application of the foregoing percentages shall be rounded down to the nearest whole number of Restricted Shares.
          (b) Certain Events. Notwithstanding the foregoing vesting schedule, upon the occurrence of a Reorganization Event or a Change in Control Event (as defined in the Plan), except to the extent specifically provided to the contrary in any other agreement between the Participant and the Company, the vesting hereunder shall be accelerated so that such additional number of Restricted Shares which otherwise would have first vested within 12 months following such Reorganization Event or Change in Control Event shall become immediately vested, and any remaining unvested Restricted Shares shall continue to vest in accordance with the vesting schedule set forth herein as though such 12 month period had actually passed. If within 12 months of a Reorganization Event or a Change in Control Event, the Participant ceases to be an Eligible Participant due to termination by the Company of its relationship with the Participant without Cause (as defined below) or a Constructive Termination (as defined below) of the Participant, except to the extent specifically provided to the contrary in any other agreement between the Participant and the Company, the vesting hereunder shall be further accelerated so that the number of Restricted Shares which otherwise would have first vested within 24 months following such termination or Constructive Termination (“Additional Acceleration”) shall become immediately vested, provided that the acceleration periods under this Section 2(b) shall be cumulative, and any remaining unvested Restricted Shares shall continue to vest in accordance with the vesting schedule set forth herein as though such additional 24 month period had actually passed. Without prior notice to the Participant, the Company’s Compensation Committee may accelerate the vesting hereunder upon a resolution of the Compensation Committee duly passed and approved.
     For the purposes of this agreement, a “Constructive Termination” is deemed to have occurred if the Participant is relocated outside of the Participant’s then residential area without his or her consent or there is a material diminution of the Participant’s compensation, duties or responsibilities without his or her consent.
     In the event that the Participant dies, becomes disabled (within the meaning of Section 22(e)(3) of the Code) or is terminated without Cause (as defined below), the vesting hereunder shall be accelerated so that the number of Restricted Shares which otherwise would have first vested within 12 months following such termination shall become immediately vested; provided that this sentence shall not apply if Additional Acceleration has occurred.
     3. Forfeiture of Unvested Restricted Shares Upon Employment Termination.
     In the event that the Participant ceases to be for any reason or no reason, with or without cause (except as provided in Section 2(b) above), an employee, officer or director of, or consultant or advisor to, the Company or any other entity the employees, officers, directors, consultants, or advisors of which are eligible to receive grants under the Plan, all of the Restricted Shares that are unvested as of the time of such employment termination shall be forfeited immediately and automatically to the Company, without the payment of any consideration to the Participant, effective as of such termination of employment. The Participant shall have no further rights with respect to any Restricted Shares that are so forfeited. If the Participant is employed by a subsidiary of the Company, any references in this Agreement to employment with the Company shall instead be deemed to refer to employment with such subsidiary. Notwithstanding the foregoing, if the Participant violates the non-competition or confidentiality provisions of any employment contract, confidentiality and nondisclosure agreement or other agreement between the Participant and the Company, any unvested Restricted Shares shall terminate immediately upon notice by the Company to Participant of such violation.
     4. Restrictions on Transfer.
     The Participant shall not sell, assign, transfer, pledge, hypothecate or otherwise dispose of, by operation of law or otherwise (collectively “transfer”) any Restricted Shares, or any interest therein, until such Restricted Shares have vested, except that the Participant may transfer such Restricted Shares: (a) to or for the benefit of any spouse, children, parents, uncles, aunts, siblings, grandchildren and any other relatives approved by the Compensation Committee (collectively, “Approved Relatives”) or to a trust established solely for the benefit of the Participant and/or Approved Relatives, provided that such Restricted Shares shall remain subject to this Agreement (including without limitation the forfeiture provisions set forth in Section 3 and the restrictions on transfer set forth in this Section 4) and such permitted transferee shall, as a condition to such transfer, deliver to the Company a written instrument confirming that such transferee shall be bound by all of the terms and conditions of this Agreement; or (b) as part of the sale of all or substantially all of the shares of capital stock of the Company (including pursuant to a merger or consolidation). The Company shall not be required (i) to transfer on its books any of the Restricted Shares which have been transferred in violation of any of the provisions of this Agreement or (ii) to treat as owner of such Restricted Shares or to pay dividends to any transferee to whom such Restricted Shares have been transferred in violation of any of the provisions of this Agreement.
     5. Restrictive Legends.
     All certificates representing Restricted Shares shall have affixed thereto a legend in substantially the following form, in addition to any other legends that may be required under applicable law:
     “These shares of stock are subject to forfeiture provisions and restrictions on transfer set forth in a certain Restricted Stock Agreement between the corporation and the registered owner of these shares (or his or her predecessor in interest), and such Agreement is available for inspection without charge at the office of the Secretary of the corporation.”
     6. Rights as a Shareholder.
     Except as otherwise provided in this Agreement, for so long as the Participant is the registered owner of the Restricted Shares, the Participant shall have all rights as a shareholder with respect to the Restricted Shares, whether vested or unvested, including, without limitation, any rights to receive dividends and distributions with respect to the Restricted Shares and to vote the Restricted Shares and act in respect of the Restricted Shares at any meeting of shareholders; provided, however, that if any dividends or distributions are paid in shares, or consist of a dividend or distribution to holders of Common Stock other than an ordinary cash dividend, the shares, cash or other property will be subject to the same restrictions on transferability as the Restricted Shares with respect to which they were paid.
     7. Provisions of the Plan.
     This Agreement is subject to the provisions of the Plan, a copy of which is furnished to the Participant with this Agreement. As provided in the Plan, upon the occurrence of a Reorganization Event (as defined in the Plan), the rights of the Company hereunder (including the right to receive forfeited Restricted Shares) shall inure to the benefit of the Company’s successor and, unless the Board determines otherwise, shall apply to the cash, securities or other property which the Restricted Shares were converted into or exchanged for pursuant to such Reorganization Event in the same manner and to the same extent as they applied to the Restricted Shares under this Agreement.
     8. Tax Matters.
          (a) Acknowledgments; Section 83(b) Election. The Participant acknowledges that he or she is responsible obtaining the advice of the Participant’s own tax advisors with respect to the acquisition of the Restricted Shares and the Participant is relying solely on such advisors and not on any statements or representations of the Company or any of its agents with respect to the tax consequences relating to the Restricted Shares. The Participant understands that the Participant (and not the Company) shall be responsible for the Participant’s tax liability that may arise in connection with the acquisition, vesting and/or disposition of the Restricted Shares. The Participant acknowledges that he or she has been informed of the availability of making an election under Section 83(b) of the Internal Revenue Code, as amended, with respect to the issuance of the Restricted Shares and that the Participant has decided not to file a Section 83(b) election.
          (b) Withholding. The Participant acknowledges and agrees that the Company has the right to deduct from payments of any kind otherwise due to the Participant any federal, state, local or other taxes of any kind required by law to be withheld with respect to the vesting of the Restricted Shares. On each date on which Restricted Shares vest, the Company shall deliver written notice to the Participant of the amount of withholding taxes due with respect to the vesting of the Restricted Shares that vest on such date; provided, however, that the total tax withholding cannot exceed the Company’s minimum statutory withholding obligations (based on minimum statutory withholding rates for federal and state tax purposes, including payroll taxes, that are applicable to such supplemental taxable income). The Participant may, at the option of the Participant, satisfy such tax withholding obligations by transferring to the Company, on each date on which Restricted Shares vest under this Agreement, such number of Restricted Shares that vest on such date as have a fair market value (calculated using the last reported sale price of the common stock of the Company on the NASDAQ National Market on the trading date immediately prior to such vesting date) equal to the amount of the Company’s tax withholding obligation in connection with the vesting of such Restricted Shares. To effect such delivery of Restricted Shares, the Participant shall deliver a written notice to the Company that authorizes the Company to take any actions necessary or appropriate to cancel any certificate(s) representing such Restricted Shares and transfer ownership of such Restricted Shares to the Company; and if the Company or its transfer agent requires an executed stock power or similar confirmatory instrument in connection with such cancellation and transfer, the Participant shall promptly execute and deliver the same to the Company.
     9. Miscellaneous.
          (a) No Right to Continued Employment. The Participant acknowledges and agrees that, notwithstanding the fact that the vesting of the Restricted Shares is contingent upon his or her continued employment by the Company, this Agreement does not constitute an express or implied promise of continued employment or confer upon the Participant any rights with respect to continued employment by the Company.
          (b) Governing Law. This Agreement shall be construed, interpreted and enforced in accordance with the internal laws of the State of Delaware without regard to any applicable conflicts of laws provisions.
          (c) Agreement in Connection with Public Offering. The Participant agrees, in connection with an underwritten public offering of the Company’s securities pursuant to a registration statement under the Securities Act, (i) not to sell, make short sale of, loan, grant any options for the purchase of, or otherwise dispose of any shares of Common Stock held by the

Participant (other than those shares included in the offering) without the prior written consent of the Company or the underwriters managing such initial underwritten public offering of the Company’s securities for a period of 90 days from the effective date of such registration statement, and (ii) to execute any agreement reflecting clause (i) above as may be requested by the Company or the managing underwriters at the time of such offering.
          (d) Participant’s Acknowledgments. The Participant acknowledges that he or she has read this Agreement, has received and read the Plan, and understands the terms and conditions of this Agreement and the Plan.
[END OF AGREEMENT]